EXHIBIT 4.2

November 20, 2009

New Leaf Brands.

Short Term Senior Secured Notes

Summary of Terms

This is a summary of terms for a bridge financing by NEW LEAF Brands Inc. (the “Company”).  Subsequent to this offering, the Company currently intends to complete a follow-on financing (referred to below as a “Qualified Placement”) to raise funds in a PIPE or Public offering in 2010 which may consist of a combination of  common stock, convertible preferred stock and/or subordinated convertible debentures.

This summary of terms and conditions constitute a legally binding document once signed by all parties.

Issuer: NEW LEAF BRANDS INC. (OTC.BB: NLEF).

Amount of Short Term Senior Secured Note:  $1,500,000 aggregate principal amount of 10% Notes (the “Notes”).

Issue Date: November 24th, 2009

Maturity Date: May 24th, 2010

Use of Proceeds:  To provide working capital for inventory & accounts receivable until the consummation of a follow-on financing.

Interest Rate: 10% per annum, payable monthly and beginning December 21st, 2009.

Description:  Each Unit shall consist of (i) $100,000 principal amount of 10% Notes and (ii) 24,000 Shares of common stock issued and deliverable by December 20th, 2009.

Term: The Notes mature on the earliest of (i) 6 months after initial issuance, (ii) upon the consummation by the Company of a merger, business combination, sale of all or substantially all of the Company’s assets or other change of control; or (iii) the Company securing a bank financing for working capital and when accomplished the funds will first be used to pay off the note holders fully. If the bank financing does not materialize or is insufficient to pay the note holders, future financings will first be used to pay off the notes, or (iv) following the closing of any equity or debt financing (but excluding a Friends and Family Offering or Operational Finance) into the Company. To Clarify, (a) Friends and Family Offering (defined as a Company marketed best-efforts equity offering of up to $1,500,000 that closes by January 15th, 2010) will not require a prepayment of this Note. (b) Operational Finance, defined as any Financing for normal daily operations such as office equipment or corporate credit cards and will not require a prepayment of this Note.

Covenant: While this agreement is in effect, the Company agrees that any additional Financings (excluding a Friends and Family Offering or Operational Finance) before January 1, 2010 will require the written consent of 100% of the Noteholders.

Collateral:

UCC-1 filings on all Accounts Receivable and Inventory, with the Noteholders as the only beneficiaries and the ownership of which is on a parri-passu basis.

Source Of Repayment:

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Proceeds from future Bank Financing to pay off Noteholders first.

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Proceeds from future Debt Financing to pay off Noteholders first.

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Proceeds from future Equity Financing to pay off Noteholders first.

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Available Cash Flow.

Repurchase At The Option Of The Company: The Company has the right to redeem all or a portion of the notes for cash at any time.  In each case, upon at least two business days’ prior notice, we will pay a purchase price plus accrued and unpaid interest, if any, to but not including the purchase date.

Events of Default.

A.

An “Event of Default” shall have occurred in the event the Company shall default in the payment of the Principal Amount and accrued interest hereof when and as the same shall become due and payable, whether by acceleration or otherwise, which default shall continue uncured for ten (10) business days.

B.

Remedies.  In the event that an such default as shall occur for any reason, whether voluntary or involuntary, and be continuing, the Payee may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount of this Note, together with accrued interest thereon, to be due and payable, whereupon the full unpaid Principal Amount and such accrued interest shall be and become immediately due and payable, without further notice, demand, or presentment.  In case any Event of Default shall occur and be continuing, the Payee may proceed to protect and enforce its rights by a proceeding seeking the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note or may proceed to enforce the payment of this Note or to enforce any other legal or equitable rights as the Payee shall determine.

Registration Rights:

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Holder shall have customary “piggyback” registration rights with respect to shares on any registration statements, including a contemplated Friends & Family or future Qualified Offerings. The Company shall bear all the expenses of such piggyback registrations other than customary discounts and commissions.

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Specifically as it relates to the Friends & Family Offering (FFO), we will

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Use our best efforts to file a registration statement with respect to the resale of the Common Stock issuable with the SEC within 30 days after the closing of the FFO ; and

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Use our reasonable best efforts to cause the registration statement to be declared effective within 90 days after the original issuance of the Notes.

Amendments: The notes may be amended upon the written consent of holders of at least 100% of the outstanding notes.

The Aforementioned terms and conditions have been agreed by;

New Leaf Brands, Inc.

__________________________

Accepted By:

___________________________

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